FORM 12B-25

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                                           SEC File No.: 0-23965
                                                           CUSIP No.:

                           NOTIFICATION OF LATE FILING

                    [] Form 10-KSB [ ] Form 11-K [ ]Form 20-F
                         [X] Form 10-QSB [ ] Form N-SAR



For Period Ended: June 30, 2000
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART I - REGISTRANT INFORMATION
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     Full Name of Registrant: easyQual.com, Inc.

     Former Name if Applicable: N/A

     Address of Principal Executive Office
     (Street and Number): 6795 E. Tennessee Ave., 5th Floor

     City, State and Zip Code: Denver, Colorado 80224

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PART II - RULES 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be files on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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     State below in reasonable detail the reasons why the Form 10-KSB, 11-K,
20-F, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

The accountants have not had the opportunity to finish their review of the Form 10-QSB in time for the Company to make its final review prior to the due date. The Company will file the Form 10-QSB by the extension date.

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PART IV - OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification:

         Scott J. Sax                   (303)                 322-6999
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             Name                    (Area Code)          (Telephone Number)

(2) Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed: If the answer is not, identify report(s).
                                                                  [X] Yes [ ] No

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [X] Yes [ ] No


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


     easyQual.com, Inc., has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 9, 2000.
                                              CENTENNIAL BANC SHARE CORP.



                                              By: /s/ Scott J. Sax
                                              --------------------
                                              Scott J. Sax
                                              President